PROSPECTUS	Pricing Supplement No. 3681
Dated September 5, 2000	Dated November 30, 2001
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated September 7, 2000	No. 333-40880 and 333-66560

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Fixed Rate Notes)

Trade Date: November 30, 2001

Settlement Date (Original Issue Date): December 14, 2001

Maturity Date: December 14, 2016

Principal Amount (in Specified Currency): USD 50,000,000

Price to Public (Issue Price): The Notes are being purchased by the Underwriter at 100% of their principal amount and will be resold by the Underwriter at varying prices determined at the time of sale. For further information with respect to any discounts, commissions or profits on resales of the Notes that may be deemed underwriting discounts or commission, see "Plan of Distribution" below.

Agent's Discount or Commission: 0.00%

Net Proceeds to Issuer: USD 50,000,000

Interest Rate Per Annum: 6.00%

Interest Payment Date(s):

X Monthly on the 14th of each month, commencing on January 14, 2002 and ending on the Maturity date.

___ Other:

Form of Notes:

X DTC registered ___ non-DTC registered

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Fixed Rate)
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Pricing Supplement No. 3681
Dated November 30, 2001
Rule 424(b)(3)-Registration Statement
No. 333-40880 and 333-66560

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A

Initial Redemption Date: December 14, 2002 and on each Interest Payment Date thereafter

(See "Additional Terms Optional Redemption below")

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

Additional Terms: Optional Redemption.

The Company may at its option elect to redeem the Notes in whole or in part on December 14, 2002 or on any Interest Payment Date thereafter (each such date, an "Optional Redemption Date") at 100% of their principal amount plus accrued interest to but excluding the date of redemption (the "Redemption Date"). In the event the Company elects to redeem the Notes, notice will be given to registered holders at least 30 days prior to the Redemption Date. In the event the Company elects to redeem the Notes, notice will be given to registered holders at least 30 days prior to the Redemption Date.

(Fixed Rate)
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Pricing Supplement No. 3681
Dated November 30, 2001
Rule 424(b)(3)-Registration Statement
No. 333-40880 and 333-66560

Recent Developments.

On July 2, 2001, General Electric Capital Corporation changed its state of incorporation from New York to Delaware.

Additional Information:

General.

At September 29, 2001, the Company had outstanding indebtedness totaling $205.043 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 29, 2001 excluding subordinated notes payable after one year was equal to $204.345 billion.

Consolidated Ratio of Earning to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
		Year Ended December 31,			Nine Months Ended September 29, 2001
1996	1997	1998	1999	2000
1.53	1.48	1.50	1.60	1.52	1.69

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

The Notes are being purchased by Salomon Smith Barney (the "Underwriter"), as principal, at 100% of the aggregate principal amount less an underwriting discount equal to 0.00% of the principal amount of the Notes. The Underwriter has advised the Issuer that the Underwriter proposes to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices determined at the time of sale.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.